Exhibit 18

November 2, 2022

The Board of Directors of Avanos Medical, Inc.
5405 Windward Parkway
Alpharetta, GA 30004

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2022, of the facts relating to change in accounting principle from valuing U.S. inventory using the Last-In, First Out (“LIFO”) method to the First In, First Out (“FIFO”) method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Avanos Medical, Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Avanos Medical, Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2021. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Avanos Medical, Inc., or on the financial position, results of operations, or cash flows of Avanos Medical, Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2021.

Yours truly,

/s/ DELOITTE & TOUCHE LLP